Exhibit 99.1

News Release

Media Contact:
Jennifer Jawor
Vice President, Corporate Marketing
312.565.6825
jennifer.jawor@merge.com

MERGE REPORTS FOURTH QUARTER FINANCIAL RESULTS

Merge builds momentum with significantly improved operating results, cash flow generation and launch of new advanced interoperability service in quarter

Chicago, IL (February 20, 2014) – Merge Healthcare Incorporated (NASDAQ: MRGE), a leading provider of innovative enterprise imaging, interoperability and clinical systems that seek to advance healthcare, today announced its financial and business results for the fourth quarter of 2013 and provided 2014 guidance.

“We continued in 2013 to improve our solution portfolio to meet government mandates, our cash collections, our capital structure, and the alignment of our core business operations, while we also increased our recurring revenue base,” said Justin Dearborn, CEO of Merge Healthcare. “Merge remains a leader in enterprise imaging and advanced interoperability, and we believe we are the only vendor that has a complete enterprise imaging and interoperability solution. We announced general availability of our new iConnect® Network for MU2, expanded our customer base with the addition of one of the largest imaging centers in the United States and announced a new strategic partnership with athenahealth. We’ve made enterprise imaging a reality with the addition of two new hospital clients that will deploy our latest radiology, cardiology and interoperability solutions. Our cardiology business captured top honors in the recent 2013 Best in KLAS Awards: Software & Services report. As a result, despite the lingering reimbursement uncertainty that healthcare providers face, I remain optimistic that our core enterprise solutions will continue to deliver tangible value for our customers as we deploy the iConnect Network and our clinical trials platform and grow our recurring revenue base.”

Financial Summary:

•	Cash generated from business operations grew to $14.2 million (51%) in the fourth quarter of 2013 from $9.4 million in the fourth quarter of 2012, which compares to net cash provided by (used in) operating activities on the statement of cash flows of $14.0 million in the fourth quarter of 2013 and ($6.0) million in the fourth quarter of 2012;

•	Although sales decreased to $53.6 million ($53.9 million on a pro forma basis) in the fourth quarter of 2013, from $64.7 million ($65.1 million on a pro forma basis) in the fourth quarter of 2012, adjusted EBITDA increased in the fourth quarter of 2013 to $9.0 million, representing 17% of pro forma revenue, compared to $0.7 million and 1% in the fourth quarter of 2012;

•	Subscription backlog grew 39% since the fourth quarter of 2012 (as revised), with growth in both Merge Healthcare and DNA segments;

•	Net loss in the fourth quarter of 2013 was $0.3 million, or $0.00 per share, compared to $17.3 million, or a loss of $0.19 per share, in the fourth quarter of 2012; and

•	We repaid $9.7 million of debt principal and achieved a leverage ratio of 5.3:1, within the 5.5:1 leverage covenant of our credit facility.

Business Highlights:

•	Continued to drive a new white-space market opportunity for advanced interoperability with iConnect Network, executing agreements including the Center for Diagnostic Imaging (CDI), and its affiliated providers, which is one of the nation’s largest providers of diagnostic imaging, interventional radiology and mobile imaging services;

•	Added athenahealth, a leading provider of cloud-based services for electronic health records (EHR), practice management and care coordination, as a new partner for iConnect Network. athenahealth will integrate iConnect Network with athenahealth’s national cloud-based platform so that athenahealth clients can receive and view exam results, diagnostic quality images and other critical patient information within the athenaClinicals® EHR workflow;

•	Continued to make progress with large enterprise imaging deals, securing two significant hospital contracts valued at more than $3 million total in sales combined;

•	Announced that Merge Cardio™ has been named Best in KLAS in the Cardiology Software Category and Merge Hemo™ has been named the “Category Leader” for Cardiology Hemodynamics for the third consecutive year in the “2013 Best in KLAS: Software & Services” report. Also, Merge was ranked in the top 10 for “Overall Software Vendor”;

•	Supported the conduct of 267 active clinical trials, with more than 225,000 study subjects, using the Merge eClinical OS™ platform;

•	Successfully certified iConnect® Access, Merge PACS™, Merge Eye Care PACS™, Merge OrthoPACS™, Merge Cardio, Merge RIS™ and Merge LIS™ for MU; and

•	Started ICD-10 readiness in all applicable Merge solutions and launched ICD-10 versions of our billing solutions.

Quarter Results:
Results compared to the same quarter in the prior year on a GAAP basis are as follows (in millions, except per share data):

	Q4 2013	Q4 2012
Net sales	$53.6	$64.7
Operating income (loss)	3.7	(8.4)
Net loss	(0.3)	(17.3)
Net loss per diluted share	$0.00	$(0.19)

Cash balance at period end	$19.7	$35.9
Cash from business operations*	14.2	9.4

*See table at the back of this earnings release for a reconciliation.

Pro forma results and other, non-GAAP measures compared to the same quarter in the prior year are as follows (in millions, except percentages and per share data):

	Q4 2013	Q4 2012
Pro forma results
Net sales	$53.9	$65.1
Adjusted net income (loss)	3.4	(11.6)
Adjusted EBITDA	9.0	0.7

Adjusted net income (loss) per diluted share	$0.04	$(0.13)
Adjusted EBITDA per diluted share	$0.09	$0.01

Non-GAAP and other measures
Subscription, maintenance & EDI revenue as % of net sales	64%	58%
Subscription and non-recurring backlog at period end	$79.5	$71.1
Days sales outstanding	106	102

A reconciliation of GAAP net income (loss) to adjusted net income and adjusted EBITDA is included after the financial information below.

Pro Forma Operating Group Results:

Results (in millions) for our operating groups are as follows:

	Three Months Ended December 31, 2013
	Healthcare	DNA	Corporate/ Other	Total
Net sales:
Software and other	$14.3	$3.7		$18.0
Service	6.8	3.0		9.8
Maintenance	25.7	0.4		26.1
Total net sales	46.8	7.1		53.9
Gross Margin	27.3	3.7		31.0
Gross Margin %	58.3%	52.1%		57.5%
Expenses	20.5	3.7		24.2
Segment income (loss)	$6.8	$-		$6.8
Operating Margin %	15%	0%		13%
Net corporate/other expenses (1)			$7.2	7.2
Loss before income taxes				(0.4)
Adj. EBITDA reconciling adjustments	3.6	0.8	5.0	9.4
Adjusted EBITDA	$10.4	$0.8	$(2.2)	$9.0
Adjusted EBITDA %	22.2%	11.3%		16.7%

(1)	Net corporate/other expenses include public company costs, corporate administration costs, acquisition-related expenses and net interest expense.

	Net Sales in the Three Months Ended December 31, 2013					Backlog as of December 31, 2013
	Healthcare		DNA			Healthcare		DNA
Revenue Source	$	%	$	%	Total	$	%	$	%	Total
Maintenance & EDI (1)	$25.7	54.9%	$0.4	5.6%	48.4%
Subscription	2.2	4.7%	6.3	88.8%	15.8%	$11.8	32.8%	$43.5	100.0%	69.6%
Non-recurring	18.9	40.4%	0.4	5.6%	35.8%	24.2	67.2%	-	0.0%	30.4%
Total	$46.8	100.0%	$7.1	100.0%	100.0%	$36.0	100.0%	$43.5	100.0%	100.0%
	86.8%		13.2%			45.3%		54.7%

(1)	Due to the variability in timing and length of maintenance renewals, we do not believe backlog for this revenue component is a meaningful disclosure.

2014 Outlook:

During 2013, we exited certain low to no-margin businesses that generated approximately $14 million of revenue.  Excluding those net sales, our 2013 GAAP revenue would have been approximately $218 million, which we believe is a reasonable starting point for our 2014 outlook.  Looking ahead to 2014, we continue to believe that overall market conditions may delay certain large-scale perpetual-license purchases of our software, and subscription software offerings will remain a relatively small percentage of our total revenue base.  As a result, our outlook for 2014 sales is essentially flat with 2013 sales for our continuing businesses, while our adjusted EBITDA is expected to improve due to the positive impact of our 2013 cost containment initiatives.

The following table outlines expectations surrounding the various items comprising the difference between GAAP net income and adjusted EBITDA:

2014 Projection
(in millions, except for per share data)
(unaudited)

	High	Low
Net sales	$225	$212
Adjusted EBTIDA %	20%	19%

Adjusted EBITDA	45	40
Income tax expense	(3)	(2)
Net interest expense	(15)	(15)
Depreciation & amortization - COGS	(1)	(1)
Depreciation & amortization - operating expense	(6)	(6)
Adjusted net income	20	16
Share-based compensation expense	(5)	(5)
Amortization of significant acquisition intangibles - COGS	(4)	(4)
Amortization of significant acquisition intangibles - operating expense	(5)	(5)
Net acquisition-related sales & COGS adjustments	(1)	(1)
Net income	$5	$1

Net income per share - diluted	$0.05	$0.01
Adjusted net income per share - diluted	$0.21	$0.16

Estimated fully diluted shares	95	100

Cash flow considerations:
Adjusted EBITDA	$45	$40
Income taxes	(1)	(1)
Net interest expense	(13)	(14)
Capital expenditures	(5)	(5)
Capitalized software costs	(3)	(2)
Estimated cash flow (assuming no working capital change)	$23	$18

We expect to continue to use excess cash to make voluntary debt payments in 2014.  Based on our 2014 outlook, we anticipate maintaining compliance with the loan leverage covenant in our credit facility.  We have already repaid $3.0 million of debt principal in January 2014.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles or GAAP. This press release includes certain non-GAAP financial measures to supplement its GAAP information. Non-GAAP measures are not an alternative to GAAP and may be different from non-GAAP measures used by other companies. A quantitative reconciliation of GAAP net income available to common shareholders to adjusted net income and adjusted EBITDA is included after the financial information included in this press release.

Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to it and investors regarding financial and business trends related to results of operations, because certain charges, costs and expenses reflect events that are not essential to recurring business operations. In addition, management believes these non-GAAP measures provide investors useful information regarding the underlying performance of the post-acquisition business operations when compared to the pre-acquisition results of Merge and any significant acquired company.  Purchase accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments that are provided and discussed herein. Further, management believes that these non-GAAP measures improve its and investors’ ability to compare Merge’s financial performance with other companies in the technology industry. Management also uses financial statements that exclude these charges, costs and expenses for its internal budgets.  While GAAP results are more complete, these supplemental metrics are offered since, with reconciliations to GAAP, they may provide greater insight into our financial results. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Additional information regarding the non-GAAP financial measures presented is as follows:

-	Pro forma revenue consists of GAAP revenue as reported, adjusted to add back the acquisition related sales adjustments (for all significant acquisitions) recorded for GAAP purposes.

-	Subscription revenue and the related backlog are comprised of software, hardware and professional services (including installation, training, etc.) contracted with and payable by the customer over a number of years. Generally, these contracts will include a minimum volume / dollar commitment. As such, the revenue from these transactions is recognized ratably over an extended period of time. These types of arrangements will include monthly payments (including leases), long-term clinical trials, renewable annual software agreements (with very high renew rate), to specify a few contract methods.

-	Non-recurring revenue and related backlog represents revenue that we anticipate recognizing in future periods from signed customer contracts as of the end of the period presented. Non-recurring revenue is comprised of perpetual software license sales and includes licenses, hardware and professional services (including installation, training and consultative engineering services).

-	Adjusted net income consists of GAAP net income available to common stockholders, adjusted to exclude (a) acquisition-related costs, (b) debt extinguishment costs, (c) restructuring and other costs, (d) share-based compensation expense, (e) acquisition-related amortization (f) acquisition-related sales adjustments, and (g) acquisition-related cost of sales adjustments.

-	Adjusted EBITDA adjusts GAAP net income available to common stockholders for the items considered in adjusted net income as well as (a) remaining depreciation and amortization, (b) net interest expense and (c) income tax expense (benefit).

-	Cash from business operations reconciles the cash generated from such operations to the change in GAAP cash balance for the period by reflecting payments of liabilities associated with debt issuance and retirement activities, acquisitions, payments of acquisition related fees, interest payments and other payments and receipts of cash not generated by the business operations. Cash generated from business operations and used to pay restructuring initiatives, acquisition related costs and interest approximates net cash provided by operating activities in the condensed consolidated statement of cash flows.

Management has excluded certain items from non-GAAP adjusted net income because it believes (i) the amount of certain expenses in any specific period may not directly correlate to the underlying performance of business operations and (ii) the adjustment facilitates comparisons of pre-acquisition results to post-acquisition results.  In addition, the following adjustments are described in more detail below:

-	Debt extinguishment expense is comprised of both non-cash expenses, such as the remaining unamortized balance of costs associated with the issuance of the old debt and unamortized balance of the discount when the old debt was issued, as well as contractually owed cash charges to the holders of the old debt to allow us to retire it early. Management excludes this expense from non-GAAP net income because it believes such expense does not directly correlate to the underlying performance of operations, rather is an expense that is specific to a transaction that we would expect to occur infrequently.

-	Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with significant acquisitions. Management excludes acquisition-related amortization expense from non-GAAP net income because it believes such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets.

-	Share-based compensation expense is a non-cash expense arising from the grant of stock awards to employees and is excluded from non-GAAP net income because management believes such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants to new employees resulting from acquisitions.

-	Acquisition-related sales and costs of sales adjustments reflect the fair value adjustment to deferred revenues acquired in connection with significant acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services-related software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the date the acquisition of a significant company was completed. Management adds back this deferred revenue adjustment, net of related costs, for non-GAAP revenue and non-GAAP net income because it believes the inclusion of this amount directly correlates to the underlying performance of operations and facilitates comparisons of pre-acquisition to post-acquisition results.

Notice of Conference Call

Merge will host a conference call at 8:30 AM ET on Thursday, February 20, 2014. The call will address fourth quarter results and will provide a business update on the company’s market outlook and strategies for 2014.

Participants may preregister for this teleconference at http://emsp.intellor.com?p=414469&do=register&t=8. Upon registration, a confirmation page will display dial-in numbers and a unique PIN, and the participant will also receive an email confirmation with this information.

A replay via the Internet or phone will be available after the call at http://www.merge.com/Company/Investors/Conference-Call-Info.aspx.

Source: 2013 Best in KLAS Awards: Software & Services report

About Merge
Merge is a leading provider of innovative enterprise imaging, interoperability and clinical systems that seek to advance healthcare. Merge’s enterprise and cloud-based technologies for image intensive specialties provide access to any image, anywhere, any time. Merge also provides clinical trials software with end-to-end study support in a single platform and other intelligent health data and analytics solutions. With solutions that have been used by providers for more than 25 years, Merge is helping to reduce costs, improve efficiencies and enhance the quality of healthcare worldwide. For more information, visit merge.com and follow us @MergeHealthcare.

Cautionary Notice Regarding Forward-Looking Statements
The matters discussed in this press release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. The potential risks and uncertainties include those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 which are on file with the SEC and are available on our investor relations website at merge.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. Except as expressly required by the federal securities laws, Merge undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2013	2012
Current assets:
Cash (including restricted cash)	$19,729	$35,875
Accounts receivable, net	61,895	72,065
Inventory	5,851	5,979
Prepaid expenses	4,803	4,972
Deferred income taxes	1,915	3,135
Other current assets	12,631	21,621
Total current assets	106,824	143,647

Property and equipment, net	4,739	4,964
Purchased and developed software, net	14,882	19,007
Other intangible assets, net	26,200	35,628
Goodwill	214,374	214,312
Deferred income taxes	6,979	7,041
Other assets	8,413	12,254
Total assets	$382,411	$436,853

Current liabilities:
Accounts payable	$22,072	$24,438
Current maturities of long-term debt	2,490	-
Interest payable	-	4,944
Accrued wages	5,559	5,881
Restructuring accrual	1,301	222
Other current liabilities	8,205	12,606
Deferred revenue	55,183	52,355
Total current liabilities	94,810	100,446

Long-term debt, less current maturities, net of unamortized discount	233,942	250,046
Deferred income taxes	4,065	3,046
Deferred revenue	378	894
Income taxes payable	1,399	1,040
Other liabilities	2,557	3,920
Total liabilities	337,151	359,392
Total Merge shareholders' equity	44,813	77,011
Noncontrolling interest	447	450
Total shareholders' equity	45,260	77,461
Total liabilities and shareholders' equity	$382,411	$436,853

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales
Software and other	$17,768	$25,215	$78,575	$94,466
Professional services	9,708	10,405	43,830	40,978
Maintenance and EDI	26,119	29,026	109,262	113,460
Total net sales	53,595	64,646	231,667	248,904
Cost of sales
Software and other	8,706	14,278	41,813	43,281
Professional services	5,939	6,171	25,114	24,693
Maintenance and EDI	6,661	7,250	28,989	31,090
Depreciation and amortization	1,555	3,158	6,980	8,987
Total cost of sales	22,861	30,857	102,896	108,051
Gross margin	30,734	33,789	128,771	140,853
Operating costs and expenses:
Sales and marketing	7,603	11,435	36,585	43,908
Product research and development	7,400	8,168	32,388	32,419
General and administrative	9,122	18,544	34,689	42,366
Acquisition-related expenses	306	958	906	3,402
Restructuring and other expenses	-	-	3,856	830
Depreciation and amortization	2,641	3,125	10,540	11,308
Total operating costs and expenses	27,072	42,230	118,964	134,233
Operating income (loss)	3,662	(8,441)	9,807	6,620
Loss on debt extinguishment	-	-	(23,822)	-
Other expense, net	(4,287)	(8,130)	(22,079)	(31,349)
Loss before income taxes	(625)	(16,571)	(36,094)	(24,729)
Income tax expense (benefit)	(360)	681	2,889	4,091
Net loss	(265)	(17,252)	(38,983)	(28,820)
Less: noncontrolling interest's share	26	12	(2)	(18)
Net loss available to common shareholders	$(291)	$(17,264)	$(38,981)	$(28,802)

Net loss per share - basic	$(0.00)	$(0.19)	$(0.42)	$(0.31)
Weighted average number of common shares outstanding - basic	94,394,867	93,057,636	93,727,394	92,134,191

Net loss per share - diluted	$(0.00)	$(0.19)	$(0.42)	$(0.31)
Weighted average number of common shares outstanding - diluted	94,394,867	93,057,636	93,727,394	92,134,191

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

		Year Ended
		December 31,
		2013	2012
Cash flows from operating activities:
Net loss		$(38,983)	$(28,820)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization		17,520	20,295
Share-based compensation		4,839	5,786
Change in contingent consideration for acquisitions		-	1,380
Amortization of debt issuance costs & discount		1,649	2,724
Loss on extinguishment of debt		23,822	-
Provision for doubtful accounts receivable and allowances, net of recoveries		(2,136)	9,993
Deferred income taxes		2,301	3,581
Realized and unrealized loss (gain) on equity security		645	(486)
Loss on acquisition settlement		1,345	-
Stock issued for lawsuit settlement		885	-
Net change in assets and liabilities (net of effects of acquisitions)		9,394	(15,333)
Net cash provided by (used in) operating activities		21,281	(880)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired		-	(876)
Purchases of property, equipment and leasehold improvements		(1,574)	(2,174)
Purchased technology and capitalized software development		(535)	-
Proceeds from sale of equity investment		1,785	-
Change in restricted cash		422	(106)
Net cash provided by (used in) investing activities		98	(3,156)
Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan		1,489	1,039
Proceeds from debt issuance		252,450	-
Retirement of debt		(252,000)	-
Penalty for early extinguishment of debt		(16,863)	-
Note issuance costs paid		(4,588)	-
Principal payments on notes		(16,286)	(37)
Principal payments on capital leases		(1,200)	(396)
Net cash provided by (used in) financing activities		(36,998)	606
Effect of exchange rate changes on cash		(106)	(73)
Net increase (decrease) in cash and cash equivalents		(15,725)	(3,503)
Cash and cash equivalents, beginning of period (net of restricted cash)	(1)	35,062	38,565
Cash and cash equivalents, end of period (net of restricted cash)	(2)	$19,337	$35,062

(1)	Restricted cash of $813 and $707 as of December 31, 2012 and 2011, respectively.
(2)	Restricted cash of $392 and $813 as of December 31, 2013 and 2012, respectively.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS TO ADJUSTED EBITDA
(in thousands, except for share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net loss available to common shareholders of Merge	$(291)	$(17,264)	$(38,981)	$(28,802)
Acquisition-related costs	306	958	906	3,402
Debt extinguishment costs	-	-	23,822	-
Restructuring and other	-	-	3,856	830
Share-based compensation expense	647	1,541	4,645	5,786
Amortization of significant acquisition intangibles	2,506	2,726	10,026	10,905
Acquisition-related sales adjustments	277	435	1,432	2,055
Acquisition-related cost of sales adjustments	(61)	(35)	(215)	(361)
Adjusted net income (loss)	$3,384	$(11,639)	$5,491	$(6,185)
Depreciation and amortization	1,690	3,557	7,494	9,390
Net interest expense	4,291	8,137	21,248	32,160
Income tax expense (benefit)	(360)	681	2,889	4,091
Adjusted EBITDA	$9,005	$736	$37,122	$39,456

Adjusted net income (loss) per share - diluted	$0.04	$(0.13)	$0.06	$(0.07)
Adjusted EBITDA per share - diluted	$0.09	$0.01	$0.39	$0.42

Fully diluted shares (if net income)	95,643,567	94,984,813	95,463,373	94,545,728

	Pro Forma Three Months Ended December 31,		Pro Forma Year Ended December 31,
	2013	2012	2013	2012
Net loss available to common shareholders of Merge	$(75)	$(16,864)	$(37,764)	$(27,108)
Acquisition-related costs	306	958	906	3,402
Debt extinguishment costs	-	-	23,822	-
Restructuring and other	-	-	3,856	830
Share-based compensation expense	647	1,541	4,645	5,786
Amortization of significant acquisition intangibles	2,506	2,726	10,026	10,905
Adjusted net income (loss)	$3,384	$(11,639)	$5,491	$(6,185)
Depreciation and amortization	1,690	3,557	7,494	9,390
Net interest expense	4,291	8,137	21,248	32,160
Income tax expense (benefit)	(360)	681	2,889	4,091
Adjusted EBITDA	$9,005	$736	$37,122	$39,456

Adjusted net income (loss) per share - diluted	$0.04	$(0.13)	$0.06	$(0.07)
Adjusted EBITDA per share - diluted	$0.09	$0.01	$0.39	$0.42

Fully diluted shares (if net income)	95,643,567	94,984,813	95,463,373	94,545,728

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CASH FROM BUSINESS OPERATIONS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(amounts in millions)
Cash received from (paid for):
Issuance of debt, net of OID of $2.5	$-	$-	$252.5	$-
Debt principal reduction	(9.7)	-	(16.3)	-
Debt issuance costs	-	-	(4.6)	-
Retirement of debt, including prepayment penalty of $16.8	-	-	(268.9)	-
Interest paid, net	(3.8)	(14.9)	(24.8)	(29.7)
Acquisitions	-	-	-	(0.9)
Restructuring initiatives	(0.8)	(0.3)	(2.8)	(1.5)
Acquisition related costs	(0.3)	(0.2)	(1.1)	(1.0)
Sale of investment	-	-	1.8	-
Proceeds from stock option exercises	0.3	-	1.2	-
Property and equipment purchases	-	(0.2)	(1.7)	(2.2)
Purchased technology and capitalized software development	(0.5)	-	(0.5)	-
Business operations	14.2	9.4	49.0	32.0
Decrease in cash	$(0.6)	$(6.2)	$(16.2)	$(3.3)